UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2024

Bayview Acquisition Corp

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41890	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Ave, Suite 2446

New York, NY 10170

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (347) 627-0058

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one ordinary share and one right	BAYAU	The Nasdaq Stock Market LLC
Ordinary Shares, par value $0.0001 per share	BAYA	The Nasdaq Stock Market LLC
Rights, each right entitling the holder thereof to one-tenth of one ordinary share	BAYAR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2024, Mr. Wei Lu was appointed to the board of directors (the “Board”) of Bayview Acquisition Corp (the “Company”) as a Class II director with his initial term expiring at the Company’s second annual meeting of stockholders. The Board has determined that Mr. Lu is an independent director under the Nasdaq Stock Market Rules. Mr. Lu was also appointed as a member of the audit committee of the Company (the “Audit Committee”) and as chair of the compensation committee of the Company (the “Compensation Committee”). Mr. Lu entered into the Company’s standard indemnification agreement for directors. Mr. Wei Lu was appointed to replace Mr. Dajiang Guo, who resigned from the Board on March 21, 2024. At the time of his resignation, Mr. Guo was a member of the Audit Committee  and chair of the Compensation Committee Mr. Guo’s resignation was not the result of any disagreement with the Company.

None of our directors, including Mr. Lu, receive any cash compensation for services rendered to us. There are no arrangements or understandings between Mr. Lu and any other person pursuant to which he was selected to serve on the Board, and there are no relationships between Mr. Lu and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAYVIEW ACQUISITION CORP

By:	/s/ Xin Wang
Name:	Xin Wang
Title:	Chief Executive Officer

Dated: March 27, 2024